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FOR IMMEDIATE RELEASE

Contact:  Paul Knopick
714-545-0100 ext. 2465

ANTIVIRAL VIRAZOLE AUTHORIZED
IN FOUR MORE COUNTRIES

COSTA MESA, Calif., January 18, 1994 -- The antiviral Virazole (ribavirin) has been authorized by the health authorities of four more countries -- Egypt, Panama, Guatemala and Pakistan -- for several different indications, Viratek, Inc. (AMEX:VRA) said today.

The company said Virazole capsules (200 mg) have been authorized in Egypt for general viral infections. Egypt, with a population of 57 million, is the largest pharmaceutical market in Africa.
Scientific data from clinical trials involving Virazole conducted in the United States and Mexico supported application to the Egyptian health authorities. Virazole capsules are also authorized for general viral infections in the Netherlands Antilles, Korea, Malaysia and Indonesia.

The company also said the aerosol formulation of Virazole had been authorized in Panama for the treatment of infants hospitalized with sever lower respiratory tract infection caused by respiratory syncytial virus (RSV).

Virazole is available in aerosolized form in the U.S. and 27 other countries for the treatment of infants hospitalized with ever lower respiratory tract infection caused by RSV.

Viratek also said Virazole cream had been authorized in Pakistan for herpes zoster and herpes genitalis, and in Guatemala in capsules (400 mg) for varicella (chicken pox) infection.

Overall, Virazole is available in more than over 40 countries outside the U.S., for at least one of eight indications, including herpes, influenza, human immunodeficiency virus and hemorrhagic fever with renal syndrome.

Viratek is a biotechnology research and development company, specializing in the discovery, development and registration of pharmaceuticals, based on nucleic acid research.

The patent to Virazole is held by Viratek, Inc. It receives royalties on Virazole sales by SPI Pharmaceuticals, Inc.
(AMEX:SPI).  Viratek and SPI are operating units of ICN
Pharmaceuticals, Inc. (NSYE:ICN).